                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 CURRENT REPORT


PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)           January 15, 1997
                                                --------------------------------

First Chicago NBD Corporation
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(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Delaware                            1-7127                     38-1984850
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(STATE OR OTHER JURISDICTION      (COMMISSION                (IRS EMPLOYER
     OF INCORPORATION)             FILE NUMBER)              IDENTIFICATION NO.)



One First National Plaza,  Chicago, IL                              60670
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                          (ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE   312-732-4000
                                                     ------------

ITEM 5.  OTHER EVENTS
------

     The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.



Pursuant to the requirements of the Securities Exchange Act of l934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      First Chicago NBD Corporation
                                      ------------------------------
                                      (REGISTRANT)


Date: January 15, 1997                By: /s/ M. Eileen Kennedy
      -------------------                 --------------------------------
                                          Title: Senior Vice President and
                                                 Treasurer

                                  Attachment A
                                  ------------


     CHICAGO, January 15, 1997 -- First Chicago NBD Corporation today reported record net income of $377 million, or $1.14 per fully diluted common share, for the fourth quarter. In the year-ago fourth quarter, operating earnings were $318 million, or $0.96 per common share. Return on common stockholders' equity for the fourth quarter of 1996 was 17.5%, compared with 15.4% a year ago.

     Full-year 1996 net income was a record $1.436 billion, or $4.32 per share. These results include a one-time charge of 4 cents per share related to the recapitalization of the Savings Association Insurance Fund. For 1995, operating earnings were $1.341 billion, or $3.99 per share. Return on equity for 1996 was 17.0%, versus 16.8% for 1995. All 1995 operating results exclude merger-related charges of $267 million, taken in the fourth quarter.

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                       FIRST CHICAGO NBD KEY RATIOS

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                                  4TH QTR.    4TH QTR.* FULL YEAR   FULL YEAR*
                                    1996        1995       1996        1995
--------------------------------------------------------------------------------
Earnings per common share          $1.14        0.96       4.32        3.99
---------------------------------------------------------------------------
Return on common equity             17.5%       15.4       17.0        16.8

---------------------------------------------------------------------------
Return on assets                    1.46%       1.02       1.28        1.10

---------------------------------------------------------------------------
Adjusted net interest margin        4.64%       3.93       4.44        3.89

---------------------------------------------------------------------------

Operating efficiency                51.2%       54.0       51.9        55.4
---------------------------------------------------------------------------

* On an operating basis

HIGHLIGHTS

 .    The adjusted net interest margin for the fourth quarter rose to 4.64% from
     4.51% for the third quarter and 3.93% for the year-ago quarter. The full-year ratio was 4.44%, compared with 3.89% for 1995. This substantial improvement resulted from the merger-related strategic reduction of low-margin assets, and from loan growth in the higher-yielding credit card and regional banking businesses.

 .    The credit card business produced record profits for the fourth quarter, and its return on equity for the year exceeded 30%. Managed credit card receivables increased 5.7% to $18.5 billion at December 31, compared with $17.5 billion at the end of 1995. During the fourth quarter, the Corporation securitized $1.3 billion of credit card assets, bringing total securitized receivables to $8.9 billion at year-end. The charge-off rate for the managed portfolio increased to 6.7% for the fourth quarter, compared with 5.9% for the third quarter.

 .    The Corporation repurchased 7.3 million shares of its common stock during the fourth quarter at an average price of $53.93. Remaining authorization on the stock repurchase program announced in October 1996 is 32.7 million shares.

 .    Commercial credit quality continued to be excellent, with year-end nonperforming assets of $290 million, or 0.4% of total loans and other real estate.

 .    Market-driven revenues for the fourth quarter rose to $83 million, versus
     $40 million for the third quarter.

 .    Operating expenses for 1996 totaled $3.253 billion, versus last year's
     $3.268 billion, reflecting the achievement of the merger-related target of $200 million in run-rate expense savings by the end of 1996.

 .    In November, the Corporation announced an 11% increase in the quarterly common stock dividend to $0.40 per share, effective with the January 1, 1997, payment.

 .    Tier 1 and total risk-based capital ratios increased to 9.1% and 13.2%, respectively, at December 31, 1996. During the quarter the Corporation issued $750 million of trust preferred securities, which qualify as tax-advantaged Tier 1 capital. Book value per common share was $27.31 at year-end, an increase from $25.25 one year ago.

NET INTEREST INCOME

     NET INTEREST INCOME on a tax-equivalent basis was $907 million for the fourth quarter, up from $864 million in the year-ago quarter. AVERAGE LOANS grew to $65.5 billion from $62.3 billion a year ago. AVERAGE EARNING ASSETS were $87.9 billion for the quarter.

     NET INTEREST MARGIN on a reported basis was 4.11%, an increase of 11 basis points from last quarter. For 1996, the reported margin was 3.83%, 69 basis points higher than 1995's 3.14%. Adjusted for credit card securitizations and the activities of

First Chicago Capital Markets, Inc., the net interest margin was 4.64% for the fourth quarter, versus 4.51% in the third quarter. This ratio was 4.44% for the full year, up from 3.89% in 1995.

NONINTEREST INCOME

     NONINTEREST INCOME was $682 million in the fourth quarter. Total noninterest income for the year was $2.548 billion.

     MARKET-DRIVEN REVENUE was $83 million for the quarter, with EQUITY SECURITIES GAINS totaling $71 million and COMBINED TRADING PROFITS of $12 million.

     CREDIT CARD FEE REVENUE was $259 million. Adjusted for securitizations, credit card fees grew 28% from a year earlier. FIDUCIARY AND INVESTMENT MANAGEMENT FEES were $102 million, and SERVICE CHARGES AND COMMISSIONS were $218 million for the fourth quarter.

NONINTEREST EXPENSE

     NONINTEREST EXPENSE was $813 million in the fourth quarter, compared with operating expense of $821 million in the year-ago quarter. For the year, operating expense was essentially flat with 1995's level. The fourth-quarter OPERATING EFFICIENCY RATIO was 51.2%, and the full-year ratio was 51.9%.

CREDIT QUALITY

     THE PROVISION FOR CREDIT LOSSES was $190 million for the fourth quarter, versus $185 million for the third quarter and $210 million in the fourth quarter of 1995.

     THE ALLOWANCE FOR CREDIT LOSSES stood at $1.407 billion at December 31, representing 537% of total nonperforming loans.

     TOTAL NET CHARGE-OFFS in the fourth quarter were $190 million, of which $154 million were related to credit card receivables. THE NET CHARGE-OFF RATE FOR MANAGED CREDIT CARD RECEIVABLES was 6.7% for the fourth quarter, up from 5.9% for the third quarter and 4.4% a year ago. For 1996, the managed credit card charge-off rate was 5.8%, versus 4.0% in 1995. THE 30-DAY DELINQUENCY RATIO FOR MANAGED CREDIT CARD RECEIVABLES was 4.5% at year-end, versus 3.6% at year-end 1995.


First Chicago NBD Corporation and Subsidiaries
Comparative Summary
                                                                    Three Months Ended December 31
                                                                    ------------------------------

(Dollars in millions, except per share data)                     1996          1995            Change
                                                               --------      --------          ------
Net interest income--tax-equivalent basis..................... $    907      $    864          +    5%
Provision for credit losses...................................      190           210          -   10
Noninterest income............................................      682           655          +    4
Noninterest expense (excludes merger related costs)...........      813           821          -    1
Merger-related costs..........................................        -           267            -
Net income....................................................      377           126            -

Earnings per share
  Primary
    Net income................................................    $1.15         $0.37            -
    Average common and common-equivalent shares (in millions).    321.4         320.0            -

  Fully diluted
    Net income................................................    $1.14         $0.37            -
    Average shares, assuming full dilution (in millions)......    327.6         326.9            -

Average balances
  Loans....................................................... $ 65,494      $ 62,258          +    5%
  Earning assets..............................................   87,896       106,187          -   17
  Total assets................................................  102,687       123,773          -   17
  Common stockholders' equity.................................    8,421         7,998          +    5
  Stockholders' equity........................................    8,886         8,488          +    5

Net interest margin...........................................     4.11%         3.23%         +   27%
Return on assets..............................................     1.46          0.40            -
Return on common stockholders' equity.........................     17.5           5.9            -


                                                                    Twelve Months Ended December 31
                                                                    -------------------------------

(Dollars in millions, except per share data)                     1996           1995           Change
                                                               --------         -----          ------
Net interest income--tax-equivalent basis..................... $  3,722         3,311          +   12%
Provision for credit losses...................................      735           510          +   44
Noninterest income............................................    2,548         2,591          -    2
Noninterest expense (excludes merger related costs)...........    3,271         3,268            -
Merger-related costs..........................................      -             267            -
Net income....................................................    1,436         1,150          +   25

Earnings per share
  Primary
    Net income................................................    $4.39         $3.45          +   27
    Average common and common-equivalent shares (in millions).    320.2         322.9          -    1

  Fully diluted
    Net income................................................    $4.32         $3.41          +   27
    Average shares, assuming full dilution (in millions)......    328.1         330.1          -    1

Average balances
  Loans....................................................... $ 64,949      $ 58,944          +   10%
  Earning assets..............................................   97,274       105,306          -    8
  Total assets................................................  112,565       122,370          -    8
  Common stockholders' equity.................................    8,253         7,765          +    6
  Stockholders' equity........................................    8,736         8,335          +    5

Net interest margin...........................................     3.83%         3.14%         +   22%
Return on assets..............................................     1.28          0.94          +   36
Return on common stockholders' equity.........................     17.0          14.3          +   19


                                                                            At December 31
                                                               ---------------------------------------
                                                                 1996          1995            Change
                                                                ------        ------           ------
Assets........................................................ $104,619      $122,002          -   14%
Loans.........................................................   66,414        64,434          +    3
Deposits......................................................   63,669        69,106          -    8
Common stockholders' equity...................................    8,563         7,961          +    8
Stockholders' equity..........................................    9,007         8,450          +    7

FIRST CHICAGO NBD CORPORATION
CAPITAL DATA

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                                                                        12/31/96     9/30/96     6/30/96     3/31/96     12/31/95
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
Common Equity/Assets Ratio (1)....................................        8.2%        8.1%        7.6%        7.3%         6.9%
Risk-Based Capital Ratios: (1)(2).................................
  Tier 1..........................................................        9.1%        8.4%        8.1%        8.1%         7.8%
  Total...........................................................       13.2%       12.4%       12.2%       12.3%        11.8%
Leverage Ratio (1)(2).............................................        9.3%        8.1%        7.6%        7.3%         6.9%
Book Value of Common Equity.......................................     $27.31      $27.11      $26.31      $25.70       $25.25

(1) Net of investment in First Chicago Capital Markets, Inc.
(2) 12/31/96 ratios are estimated.